Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Christopher Abate
Redwood Trust, Inc.    Chief Financial Officer
Wednesday, August 5, 2015    (415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS SECOND QUARTER 2015 RESULTS

MILL VALLEY, CA – August 5, 2015 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the second quarter of 2015 of $27 million, or $0.31 per fully diluted share. This compares to net income of $15 million, or $0.16 per fully diluted share, for the first quarter of 2015 and net income of $16 million, or $0.18 per fully diluted share, for the second quarter of 2014.
Redwood also reported estimated REIT taxable income of $18 million, or $0.21 per share, for the second quarter of 2015. This compares to estimated REIT taxable income of $15 million, or $0.18 per share, for the first quarter of 2015 and estimated REIT taxable income of $14 million, or $0.17 per share, for the second quarter of 2014.
At June 30, 2015, Redwood reported a book value per share of $14.96, as compared to $15.01 at March 31, 2015, and $15.03 at June 30, 2014.
Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Monday, August 10, 2015, and make it available on Redwood’s website.
Redwood will host an earnings call today, August 5, 2015, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2015 financial results. The number to dial in order to listen to the conference call is 1-888-656-7435 in the U.S. and Canada. International callers must dial 1-913-312-1446. Callers should reference call ID #1838733. A replay of the call will be available through midnight on August 19, 2015, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #1838733. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Cautionary Statement: This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Second	First	Fourth	Third	Second
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2014	2014	2014

Interest income	$63	$64	$65	$63	$58
Interest expense	(23)	(24)	(24)	(23)	(21)
Net interest income	40	40	41	40	37
(Provision for) reversal of provision for loan losses	—	—	(2)	2	—
Net interest income after provision	40	40	40	42	37
Non-interest income
Mortgage banking and investment activities, net	6	1	15	14	2
MSR income (loss), net	1	(11)	(9)	6	(2)
Other income	1	1	—	2	—
Realized gains, net	6	4	5	9	1
Total non-interest income (loss)	14	(5)	11	31	1
Operating expenses	(25)	(25)	(26)	(21)	(22)
(Provision for) benefit from income taxes	(2)	5	3	(5)	—
Net income	$27	$15	$27	$45	$16

Weighted average diluted shares (thousands)	94,950	85,622	85,384	96,956	85,033
Diluted earnings per share	$0.31	$0.16	$0.31	$0.50	$0.18
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Consolidated Income Statements (1)
($ in millions, except share and per share data)	Six Months Ended June 30,
	2015	2014

Interest income	$127	$113
Interest expense	(47)	(40)
Net interest income	80	73
Provision for loan losses	—	(1)
Net interest income after provision	80	72
Non-interest income
Mortgage banking and investment activities, net	6	(4)
MSR income (loss), net	(10)	(1)
Other income	2	—
Realized gains, net	11	2
Total non-interest income (loss)	9	(3)
Operating expenses	(50)	(42)
Benefit from income taxes	3	2
Net income	$42	$28

Weighted average diluted shares (thousands)	85,474	84,944
Diluted earnings per share	$0.47	$0.32
Regular dividends declared per common share	$0.56	$0.56

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Jun	31-Mar	31-Dec	30-Sep		30-Jun
($ in millions, except share and per share data)	2015	2015	2014	2014		2014

Residential loans	$3,286	$3,400	$3,399	$3,288		$2,724
Commercial loans	551	460	567	498		469
Real estate securities	1,158	1,285	1,379	1,395		1,845
Mortgage servicing rights	168	120	139	135		71
Cash and cash equivalents	226	304	270	150		157
Other assets	206	247	165	146		112
Total Assets	$5,596	$5,816	$5,919	$5,612		$5,379

Short-term debt	$1,367	$1,502	$1,794	$1,888		$1,718
Other liabilities	123	153	129	104		97
Asset-backed securities issued	1,262	1,353	1,545	1,656		1,768
Long-term debt	1,579	1,551	1,195	697		547
Total liabilities	4,331	4,559	4,663	4,345		4,130

Stockholders' equity	1,265	1,257	1,256	1,267		1,249

Total Liabilities and Equity	$5,596	$5,816	$5,919	$5,612		$5,379

Shares outstanding at period end (thousands)	84,552	83,749	83,443	83,284		83,080
GAAP book value per share	$14.96	$15.01	$15.05	$15.21	0.50	$15.03

(1) Certain totals may not foot due to rounding

4